Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

Investor Contact:	Terry Huch, 847-405-2515, thuch@cfindustries.com

Media Contact	Susan Fisher, 847-405-2551, shfisher@cfindustries.com

CF Industries Holdings, Inc. Reports Record Quarterly Earnings and Announces Capital Deployment Actions

Operating Team Response to Weather-Related Challenges Enables Strong Product Movement

DEERFIELD, IL—August 4, 2011—CF Industries Holdings, Inc. (NYSE: CF):

Highlights

•                  Record net earnings attributable to common stockholders of $487.4 million, or $6.75 per diluted share, compared to $105.1 million, or $1.54 per diluted share, in the 2010 second quarter.

•                  Record earnings before interest, taxes, depreciation and amortization (EBITDA) of $889.2 million compared to $392.1 million in the second quarter of 2010.

•                  Record net sales of $1.8 billion, up 38 percent from $1.3 billion in the 2010 second quarter.

•                  Quadrupling of the regular quarterly dividend to $0.40 per share.

•                  Multi-year plan to invest as much as $1.0 to $1.5 billion in the business.

•                  Approved share repurchase plan of up to $1.5 billion through December 31, 2013.

Outlook

•                  Strong expected fall demand, low producer and distributor inventories and a favorable pricing environment provide a very positive operating climate for North American crop nutrient producers.

CF Industries Holdings, Inc. today reported second quarter 2011 net earnings attributable to common stockholders of $487.4 million, or $6.75 per diluted share, compared to $105.1 million, or $1.54 per diluted share, in the second quarter of 2010.  Second quarter results included a $14.2 million non-cash mark-to-market loss on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.12.  Second quarter 2010 results included $113.7 million of business combination and integration costs and a $15.1 million non-cash mark-to-market gain on natural gas derivatives.

EBITDA was a record $889.2 million in the second quarter of 2011, compared to $392.1 million in the second quarter of 2010.

Net sales in the second quarter of 2011 were a record $1.8 billion, up 38 percent from $1.3 billion in the same period last year(1) due to higher product prices.  Total sales volume was 4.3 million tons(2) in the second quarter of 2011, compared to 4.4 million tons in the 2010 second quarter.

“CF Industries performed extremely well during the second quarter as our team adapted to the delayed, but ultimately protracted, spring application season,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Our employees made full use of our expanded production and distribution system to respond to dynamic market conditions, overcome severe logistical challenges and deliver on our customer commitments.  As a result, we achieved the highest sales, net earnings and earnings per share for any quarter in the company’s history.”  Cash flow from operations also was a second quarter record.

Because of the cold, wet spring, crop planting was delayed throughout the Midwestern region of the U.S. and Canada.  Delayed planting reduced grower ability to make pre-plant nutrient applications and shifted nitrogen demand to later side-dress or top-dress application.  At the same time, flooding wreaked havoc across much of the region, submerging some planted acreage and snarling transportation routes over land and on the river system.  High water also threatened some production and distribution facilities, causing precautionary downtime, as previously reported, at the company’s Port Neal, Iowa, nitrogen complex and at nearby terminals.

These same challenges also presented opportunities for input providers to differentiate themselves in delivery and timeliness.  CF Industries’ extensive network of plants, distribution facilities and logistical assets provided an array of alternatives when planned product movements were disrupted.  Since the acquisition of Terra in April 2010, the company’s manufacturing, supply chain and sales teams have learned to take advantage of the expanded set of capabilities to realize cost savings.  During the second quarter of 2011, the same teams used those capabilities to overcome transportation challenges and to meet customer demand where it was strongest, demonstrating the company’s improved robustness and nimbleness that resulted from the acquisition.

Operational excellence also was evident in the production levels achieved in the quarter.  The company’s other North American nitrogen facilities more than made up for the 19 days of lost production at Port Neal, as the ammonia plants collectively operated at full utilization in the second quarter, with production about equal to that of the previous quarter and 120,000 tons greater than in the year-earlier quarter.

Because of the poor spring weather conditions, grain markets have been especially sensitive to news about plantings and yield expectations.  During the quarter, nearby corn futures reached an all-time high of $7.99 per bushel before declining by nearly $2.00 in just 15 trading days on news of higher-than-expected planted acreage.  While new crop futures also have been volatile, any price in the recent range provides substantial economic opportunity for farmers and would be expected to support annual planted corn crops in excess of 90 million acres in the U.S.  More recent reports of improved demand and speculation that a smaller-than-normal percentage of planted acres will be harvested caused corn prices to rebound in July.  Recent hot weather has helped the corn crop catch up to historical average plant growth, but also increases the risks of poor pollination.

Crop nutrient prices have remained high due to the combination of strong demand caused by increased plantings and restrained global supply.  Urea prices in particular rose rapidly during the second quarter as it became increasingly clear that the low season export tariff in China would exceed 30 percent, leading to a significantly lower expected export volume than occurred in 2010.

Six Month Results

For the first six months of 2011, earnings attributable to common stockholders were a record $769.4 million, or $10.66 per diluted share, compared to $100.7 million, or $1.71 per diluted share, in the same period of 2010.   First half 2011 EBITDA of nearly $1.5 billion compared to $411.5 million in the first half of 2010.  Six month results for 2011 included a $34.5 million pre-tax gain on the sale of non-core assets, $19.9 million of accelerated amortization of loan costs, $13.5 million of non-cash mark-to-market losses on natural gas derivatives, and $3.4 million in restructuring and integration costs.

Net sales for the first six months of 2011 were a record $3.0 billion, up 64 percent from $1.8 billion in the same period of 2010. The increase resulted primarily from higher average product prices and the inclusion of Terra net sales in the first quarter.

Nitrogen Segment

CF Industries sold 3.8 million tons of nitrogen products during the second quarter of 2011.  This was 158,000 tons less than in the second quarter of 2010 when ideal weather conditions led to record spring direct application of ammonia.  Based on preliminary data, total U.S. nitrogen industry shipments for the fertilizer year ending June 30, 2011, were the highest on record.

In the second quarter of 2011, the company sold 981,000 tons of ammonia at an average price of $596, compared to 1.2 million tons at an average price of $380 in the second quarter of 2010.  The company’s average price realization increased by more than $100 per ton from the first quarter of 2011 to the second, reflecting the normal lag in realization of market price movements and a seasonally high agricultural portion of the ammonia mix in the second quarter.  As expected, pre-plant ammonia demand for corn was lower than normal because of late planting.  However, ammonia’s greater availability and attractive pricing relative to upgraded products increased its appeal for side-dress application during an unusually long season that extended into July in some areas.  The company was able to take full advantage of this opportunity by virtue of its industry leading ammonia distribution system.

CF Industries sold 727,000 tons of granular urea at an average price of $389 in the 2011 second quarter, compared to 779,000 tons at an average price of $296 in the 2010 second quarter.  Urea prices rose throughout the quarter, with the U.S. Gulf price climbing 53 percent from the lows of early April to about $500 per ton by the end of June.  Availability of urea became very tight in some areas of North America during the quarter, adding a short-term boost to in-season prices.

The company sold more than 1.6 million tons of UAN in the second quarter of 2011 at an average price of $323 per ton, six percent more than it sold in the second quarter of 2010 when price realizations averaged $220 per ton.  UAN market prices were stable at high levels in the second quarter due largely to very strong demand in the U.S., the extended application season and limited import availability. Producers in Europe reduced output late in the quarter as rising urea prices shifted the urea-UAN price differential to favor urea production.  We believe that season-ending inventories of UAN in North America, like urea, are low in all parts of the supply chain.

In the second quarter of 2011, AN volume of 268,000 tons was sold at an average price of $260, compared to volume of 263,000 tons at an average price of $213 per ton in the second quarter of 2010.

Nitrogen net sales totaled $1.5 billion, up 34 percent from $1.1 billion in the 2010 second quarter.  Gross margin for the nitrogen segment was $782.6 million, more than double the gross margin of $367.5 million in the 2010 second quarter.  The increase was due primarily to higher selling prices and slightly lower realized natural gas costs.  Gross margin as a percent of sales was 52 percent, up from 33 percent in the year-earlier quarter.

CF Industries’ realized natural gas cost averaged $4.32 per MMBtu in the second quarter of 2011, compared to $4.42 during the second quarter of 2010.  Although cooling demand from hot weather in the southern U.S. bolstered natural gas demand, prices remained in a relatively narrow band around the average daily price of $4.35 at Henry Hub.

Phosphate Segment

The phosphate segment experienced strong demand, firm pricing and significantly increased gross margins compared to the second quarter of 2010.  Production volume remained high, allowing the company to increase domestic sales volume and renew export activity.  Despite late spring planting, which reduced the North American application window for phosphate fertilizers, total sales volume for diammonium phosphate (DAP) and monoammonium phosphate (MAP) was 17 percent higher than in the second quarter of 2010.  Exports of 240,000 tons represented 45 percent of phosphate sales volume, reflecting seasonal strength in South and Central America and attractive net prices.

Second quarter net sales of  DAP and MAP were $296.6  million, up 60 percent from the second quarter of 2010 due to higher sales volume and higher average selling prices.  Average price realizations for DAP and MAP were $555 and $544 per ton, compared to $400 and $414, respectively, in the year-ago period.

Gross margin for the segment was $84.8 million, nearly triple the $29.3 million gross margin in the 2010 second quarter.  Gross margin percentage was 29 percent of sales, compared to 16 percent of sales in the year-earlier period.  The significant increase in gross margin was attributable to higher prices and sales volume.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 88 percent of capacity during the 2011 second quarter, reflecting significant turnaround activity.

Safety Performance

During the second quarter of 2011, the company’s Yazoo City, Mississippi, Nitrogen Complex completed two million safe work hours (more than four years) without a lost time accident (LTA).  Unfortunately, three employees in other operations suffered LTAs during the quarter.   Environmental health and safety performance remains an overarching priority in all the company’s operations.

Liquidity and Financial Position

At June 30, 2011, CF Industries’ cash, cash equivalents and short-term investments totaled $1.4 billion, including $401.3 million of customer deposits.  In addition, the company held investments in illiquid auction rate securities that were valued at $81.8 million after redemptions at par of $24.1 million during the second quarter.

At June 30, 2011, the company had outstanding long-term debt of $1.6 billion, comprising primarily senior notes due in 2018 and 2020.  Net debt was $660.6 million, $567.5 million lower than the balance at March 31, 2011, reflecting operating cash flow and a lower level of customer deposits.

Strategic Review and Capital Deployment

Recently the company completed a comprehensive review of its industry and company outlook, projected cash flow and capital structure, and alternatives for cash deployment.  This review focused on maximizing returns to shareholders.  Management believes that the positive fundamentals underpinning the outlook for fertilizer demand and the likely sustainable gas cost advantage in North America versus certain other major nitrogen producing regions support a view that the fertilizer industry, in general, and the North American nitrogen fertilizer industry, in particular, are in an extended period of strong cash flow characterized by higher cyclical “highs” and higher cyclical “lows”.

Consequently, CF Industries is undertaking the following actions:

•                  Dividend increase.  The Board of Directors has approved a quadrupling of the regular quarterly cash dividend on common stock to $0.40 per share, effective with the payment it declared today to be paid on August 29, 2011 to shareholders of record as of August 15, 2011.

•                  Capital investment plan.  The company expects to spend up to approximately $1.0 to $1.5 billion over the next four years on capital projects at its North American operations to increase efficiency, add capacity by eliminating production bottlenecks and/or upgrade more of its ammonia to higher value urea and UAN.  The company has chosen to invest in its North American production facilities because of the compelling natural gas cost advantage enjoyed by domestic producers and the additional advantages provided by its strong domestic distribution system.  Management expects these projects to have relatively high returns and low risk based on past experience, including many previous projects that have direct application at other plants in the CF Industries system with similar configurations.  This allocation of capital is in addition to the approximately $300 million of annual capital expenditures the company expects to make in the normal course of business to maintain its facilities, comply with regulatory requirements and sustain operational effectiveness.

•                  Share repurchase plan.  The Board of Directors has authorized the expenditure of up to $1.5 billion to purchase shares of the company’s common stock through December 31, 2013.

Management believes that it can implement these actions prudently out of existing cash and operating cash flow while maintaining sufficient financial capacity to take advantage of potential opportunities to acquire existing nitrogen or phosphate assets or to pursue green field projects in North America or elsewhere.  The company amended its credit agreement effective August 3, 2011, to extend its maturity to 2016, increase restricted payment and dividend baskets subject to limitations, remove the capital expenditure covenant and make other modifications intended to increase financial flexibility and reduce costs.

“We are very pleased with the company’s performance and its position in the global industry since the acquisition of Terra Industries,” said Wilson.  “The strategic actions we are announcing today are an expression of confidence in our business outlook, and we believe that they will enhance shareholder value now and for years to come.”

Outlook

The outlook for North American crop nutrient producers remains very positive.  The company expects to continue to earn attractive margins due to its focus on operational excellence and a favorable pricing environment, including prices (and margins) already fixed through forward sales.

Strong demand and tight inventories are expected to support crop prices and continuing high levels of plantings in 2012, particularly for corn and soybeans.  Farm income is expected to reach record levels in 2011, breaking the previous record set in 2010 and facilitating fall purchases of crop inputs.  Consequently, the company expects very strong demand for fall crop nutrient application if weather and field conditions permit.

CF Industries management believes that the global nitrogen supply/demand balance will remain tight in the second half of 2011, supporting historically high prices.  Global phosphate supplies also are expected to remain tight in the near term as low Chinese export supply, production disruptions in North Africa, low channel inventories in the U.S. and large purchases by India offset the impact of capacity additions.

“Under current industry conditions, we believe CF Industries continues to be well positioned to deliver strong profitability and cash flow,” said Wilson.  “We continue to benefit from high operating rates, attractive natural gas costs and a favorable pricing environment driven by strong grain prices and low crop nutrient inventories.”

Conference Call

CF Industries will hold a conference call to discuss these second quarter and year-to-date results at 10:00 ET on Friday, August 5, 2011.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

(1)

Year-ago volumes, sales and all other second quarter and first half 2010 financial data in this release include the results of Terra Industries beginning on April 5, 2010, when it became a majority-owned subsidiary.

(2)	Throughout this release, the term “tons” refers to short tons.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to integrate the Terra businesses promptly and effectively and to achieve the cost savings and synergies we anticipate from the acquisition within the expected time frame or at all, the potential for disruption from the acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers, and the impact of system integration efforts, including the implementation of a new enterprise resource planning (ERP) system; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)
Net sales	$1,801.7	$1,307.9	$2,975.7	$1,810.3
Cost of sales	934.3	911.1	1,583.3	1,284.5
Gross margin	867.4	396.8	1,392.4	525.8
Selling, general and administrative	31.7	28.3	62.7	44.5
Restructuring and integration costs	1.3	9.3	3.4	9.3
Other operating - net	3.9	10.3	(27.1)	149.6
Total other operating costs and expenses	36.9	47.9	39.0	203.4
Equity in earnings of operating affiliates	14.2	1.5	25.7	1.5
Operating earnings	844.7	350.4	1,379.1	323.9
Interest expense	30.8	111.9	82.9	112.3
Interest income	(0.9)	(0.4)	(1.2)	(0.7)
Loss on extinguishment of debt	—	17.0	—	17.0
Other non-operating - net	(0.2)	0.2	(0.5)	(28.1)
Earnings before income taxes and equity in earnings of non-operating affiliates	815.0	221.7	1,297.9	223.4
Income tax provision	281.0	89.9	439.8	85.5
Equity in earnings of non-operating affiliates - net of taxes	9.8	4.8	18.3	4.9
Net earnings	543.8	136.6	876.4	142.8
Less: Net earnings attributable to noncontrolling interest	56.4	31.5	107.0	42.1
Net earnings attributable to common stockholders	$487.4	$105.1	$769.4	$100.7

Net earnings per share attributable to common stockholders
Basic	$6.81	$1.56	$10.77	$1.73
Diluted	$6.75	$1.54	$10.66	$1.71

Weighted average common shares outstanding
Basic	71.6	67.4	71.4	58.1
Diluted	72.2	68.2	72.2	58.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,355.6	$797.7
Short-term investments	3.2	3.1
Accounts receivable	424.5	238.9
Inventories - net	277.0	270.3
Other	20.1	31.4
Total current assets	2,080.4	1,341.4
Property, plant and equipment - net	3,869.5	3,942.3
Asset retirement obligation funds	95.0	95.0
Investments in and advances to unconsolidated affiliates	1,003.5	977.1
Investments in auction rate securities	81.8	102.8
Goodwill	2,064.5	2,064.5
Other assets	225.3	230.9
Total assets	$9,420.0	$8,754.0

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$346.8	$323.2
Income taxes payable	136.0	62.2
Customer advances	401.3	431.5
Notes payable	5.1	4.9
Deferred income taxes	105.3	38.6
Distributions payable to noncontrolling interest	80.8	78.0
Other	19.3	10.2
Total current liabilities	1,094.6	948.6
Long-term debt	1,613.0	1,954.1
Deferred income taxes	1,030.5	1,074.7
Other noncurrent liabilities	350.1	343.2
Equity
Stockholders’ equity	4,868.5	4,050.4
Noncontrolling interest	463.3	383.0
Total equity	5,331.8	4,433.4
Total liabilities and equity	$9,420.0	$8,754.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions)
Operating Activities:
Net earnings	$543.8	$136.6	$876.4	$142.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	94.8	149.8	213.3	178.1
Deferred income taxes	9.2	(6.4)	25.8	(6.3)
Stock compensation expense	2.7	2.0	5.1	3.8
Excess tax benefit from stock-based compensation	(12.6)	(0.2)	(18.6)	(0.6)
Unrealized (gain) loss on derivatives	14.2	(18.2)	13.5	(7.0)
Loss on extinguishment of debt	—	17.0	—	17.0
Gain on sale of marketable equity securities	—	—	—	(28.3)
(Gain) loss on disposal of property, plant and equipment and non-core assets	3.3	(0.7)	(29.4)	(0.1)
Undistributed earnings of affiliates - net	(27.7)	(9.4)	(52.6)	(9.5)
Changes in (net of effects of acquisition):
Accounts receivable	(160.4)	(18.5)	(178.7)	(44.9)
Margin deposits	1.6	(4.5)	4.3	(4.6)
Inventories	119.5	179.5	(3.9)	100.7
Accrued income taxes	5.6	(18.5)	76.8	(26.4)
Accounts payable and accrued expenses	8.3	(32.7)	22.5	(24.8)
Customer advances - net	(346.1)	(378.4)	(30.4)	(255.4)
Other - net	(5.3)	1.1	(2.0)	11.5
Net cash provided by (used in) operating activities	250.9	(1.5)	922.1	46.0
Investing Activities:
Additions to property, plant and equipment	(50.6)	(75.3)	(105.5)	(104.3)
Proceeds from the sale of property, plant and equipment and non-core assets	8.3	3.6	47.5	9.6
Purchases of short-term securities	—	(0.1)	—	(25.5)
Sales and maturities of short-term and auction rate securities	24.1	31.7	24.6	218.7
Sale of marketable equity securities	—	—	—	167.1
Deposits to asset retirement obligation funds	—	—	—	(3.7)
Purchase of Terra Industries Inc. - net of cash acquired	—	(3,177.8)	—	(3,177.8)
Other - net	—	30.0	31.3	30.2
Net cash used in investing activities	(18.2)	(3,187.9)	(2.1)	(2,885.7)
Financing Activities:
Proceeds from long-term borrowings	—	5,197.2	—	5,197.2
Payments of long-term debt	—	(3,358.7)	(346.0)	(3,358.7)
Financing fees	—	(175.7)	—	(207.8)
Dividends paid on common stock	(7.2)	(27.2)	(14.3)	(32.0)
Distributions to noncontrolling interests	(22.3)	(5.8)	(28.6)	(5.8)
Issuance of common stock	—	1,150.0	—	1,150.0
Issuances of common stock under employee stock plans	5.7	0.2	8.6	0.5
Excess tax benefit from stock-based compensation	12.6	0.2	18.6	0.6
Net cash provided by (used in) financing activities	(11.2)	2,780.2	(361.7)	2,744.0
Effect of exchange rate changes on cash and cash equivalents	—	0.1	(0.4)	—
Increase (decrease) in cash and cash equivalents	221.5	(409.1)	557.9	(95.7)
Cash and cash equivalents at beginning of period	1,134.1	1,010.5	797.7	697.1
Cash and cash equivalents at end of period	$1,355.6	$601.4	$1,355.6	$601.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$1,505.1	$1,122.8	$2,431.0	$1,449.8
Cost of sales	722.5	755.3	1,205.9	985.0
Gross margin	$782.6	$367.5	$1,225.1	$464.8

Gross margin percentage	52.0%	32.7%	50.4%	32.1%

Tons of product sold (in thousands)	3,774	3,932	6,615	5,130

Sales volumes by product (tons in thousands)
Ammonia	981	1,190	1,391	1,379
Granular urea	727	779	1,331	1,376
UAN	1,649	1,562	3,103	1,966
AN	268	263	512	263
Other nitrogen products	149	138	278	146

Average selling prices (dollars per ton)
Ammonia	$596	$380	$566	$372
Granular urea	389	296	381	300
UAN	323	220	301	217
AN	260	213	256	213

Cost of natural gas (dollars per MMBtu) (1)	$4.32	$4.42	$4.32	$4.66

Average daily market price of natural gas
Henry Hub (dollars per MMBtu)	$4.35	$3.99	$4.26	$4.86

Depreciation and amortization	$78.6	$72.6	$156.9	$88.2
Capital expenditures	$22.3	$60.5	$68.1	$77.0

Production volume by product (tons in thousands)
Ammonia (2)	1,837	1,717	3,684	2,588
Granular urea	632	639	1,283	1,242
UAN (32%)	1,534	1,320	3,108	1,865
AN	281	274	564	274

(1)    Includes gas purchases and realized gains and losses on gas derivatives.

(2)    Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except as noted)
Net sales	$296.6	$185.1	$544.7	$360.5
Cost of sales	211.8	155.8	377.4	299.5
Gross margin	$84.8	$29.3	$167.3	$61.0

Gross margin percentage	28.6%	15.8%	30.7%	16.9%

Tons of product sold (in thousands)	538	459	978	939

Sales volumes by product (tons in thousands)
DAP	382	355	713	729
MAP	156	104	265	210

Domestic vs. export sales (tons in thousands)
Domestic	298	217	692	606
Export	240	242	286	333

Average selling prices (dollars per ton)
DAP	$555	$400	$558	$380
MAP	544	414	554	396

Depreciation, depletion, and amortization	$10.0	$12.6	$21.7	$24.7
Capital expenditures	$24.7	$14.4	$29.2	$26.8

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	784	877	1,637	1,598

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	615	619	1,282	1,196
Phosphoric acid as P2O5 (1)	232	230	494	451
DAP/MAP	460	454	979	892

(1)    P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions)
Net earnings attributable to common stockholders	$487.4	$105.1	$769.4	$100.7
Interest expense (income) - net	29.9	111.5	81.7	111.6
Income taxes	281.2	89.9	440.3	85.4
Depreciation, depletion and amortization	94.8	149.8	213.3	178.1
Less: other adjustments	(4.1)	(64.2)	(30.4)	(64.3)

EBITDA	$889.2	$392.1	$1,474.3	$411.5

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and six months ended June 30, 2011 includes $2.0 million and $34.5 million, respectively, of gains on the sale of non-core assets, $1.3 million and $3.4 million, respectively, of restructuring and integration costs, $14.2 million and $13.5 million, respectively, mark-to-market losses on derivatives and $0.5 million and $0.7 million, respectively, of Peru project development costs.

Net earnings and EBITDA for the three and six months ended June 30, 2010 include $9.0 million and $145.1 million, respectively, of business combinations costs which includes a $123 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010; $9.3 million of restructuring and integration costs, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting; a $17.0 million loss on extinguishment of acquired debt; $1.9 million and $4.6 million, respectively, of Peru project development costs; and $15.1 million and $3.9 million, respectively, of mark-to-market gains on derivatives.

Net earnings and EBITDA for the six months ended June 30, 2010 includes a $28.3 million gain on the sale of Terra shares.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the six months ended June 30, 2011 include $19.9 million and for the three and six months ended June 30, 2010 include $59.0 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	June 30,	December 31,
	2011	2010
	(in millions)
Total debt	$1,618.1	$1,959.0
Less: cash, cash equivalents and short-term investments	1,358.8	800.8
Plus: customer advances	401.3	431.5

Net debt	$660.6	$1,589.7

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions)

Interest on borrowings	$28.0	$42.7	$57.8	$42.7
Fees on ongoing financing agreements	3.5	12.4	8.5	12.7
Accelerated amortization of deferred loan fees	—	59.0	19.9	59.0
Interest capitalized and other	(0.7)	(2.2)	(3.3)	(2.1)

	$30.8	$111.9	$82.9	$112.3

Depreciation, Depletion and Amortization

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions)

Nitrogen segment	$78.6	$72.6	$156.9	$88.2
Phosphate segment	9.9	12.6	21.7	24.7
Corporate / unallocated	5.5	0.4	10.8	0.9
Amortization of deferred loan fees	0.8	5.2	4.0	5.3
Accelerated amortization of deferred loan fees	—	59.0	19.9	59.0

	$94.8	$149.8	$213.3	$178.1